Exhibit 23.2


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
I-trax, Inc.


We hereby consent to the incorporation by reference in the registration statement on Form S-8, to be filed with the Securities and Exchange Commission on or about June 9, 2005 of our report dated February 4, 2005, except for the last two paragraphs of Note 13, as to which the date is February 15, 2005, on the consolidated financial statements of I-trax, Inc. and Subsidiaries as of December 31, 2004 and 2003, and for each of the years then ended, which appear in I-trax's Annual Report on Form 10-KSB for the year ended December 31, 2004.



/s/ GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 9, 2005


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